Exhibit 4.3

SECOND AMENDMENT

TO

RIGHTS AGREEMENT

        This Second Amendment to Rights Agreement is entered into as of July 8, 2006 between WPS Resources Corporation, a Wisconsin corporation (the “Company”) and American Stock Transfer & Trust Company, a New York banking organization, as successor in interest to U.S. Bank National Association and Firstar Trust Company (the “Rights Agent”).

RECITALS

        WHEREAS, the Company and the Rights Agent have entered into a Rights Agreement, dated as of December 12, 1996, as amended (the “Rights Agreement”) (all capitalized terms used herein which are not otherwise defined shall have the respective meanings ascribed thereto in the Rights Agreement); and

        WHEREAS, Section 27 of the Rights Agreement provides that prior to the Distribution Date the Company may, and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Rights Agreement without the approval of any holders of certificates representing Common Shares, provided that such amendment does not change the Redemption Price or the Final Expiration Date; and

        WHEREAS, in contemplation of the execution of that certain agreement and plan of merger, dated as of July 8, 2006 (the “Merger Agreement”), by and among the Company, Wedge Acquisition Corp., an Illinois corporation, and Peoples Energy Corporation, an Illinois corporation (“Peoples Energy”), pursuant to which Wedge Acquisition Corp. will be merged with and into Peoples Energy, with Peoples Energy as the surviving corporation (the “Merger”), the Company desires to amend the Rights Agreement to render the Rights inapplicable to the Merger Agreement, the Merger, the Share Issuance (as defined in the Merger Agreement) and any other Transactions (as defined in the Merger Agreement) contemplated by the Merger Agreement and to provide that (1) neither Peoples Energy nor any of its Affiliates or Associates is or will become an Acquiring Person or a Beneficial Owner by reason of the Merger Agreement, the Merger, the Share Issuance or any other Transactions contemplated by the Merger Agreement and (2) assuming no material change in the current ownership of the common stock of Peoples Energy prior to the Effective Time (as defined in the Merger Agreement), a Distribution Date shall not occur by reason of the Merger Agreement, the Merger, the Share Issuance or any other Transactions contemplated by the Merger Agreement.

AGREEMENT

        NOW, THEREFORE, in consideration of these premises and good and valuable consideration receipt of which by the Rights Agent is acknowledged, the Company and the Rights Agent agrees as follows:

        1.     Paragraph (a) of Section 1 of the Rights Agreement is amended by deleting the word “and” at the end of clause (i) thereof, substituting a semicolon for the period at the end of clause (ii) thereof; inserting the word “and” immediately following such semicolon and adding to paragraph (a) of Section 1 the following clause (iii)

        “(iii)        Neither Peoples Energy Corporation, an Illinois corporation (“Peoples Energy”) nor any of its Affiliates or Associates shall become an “Acquiring Person” solely by reason of: (1) the approval, adoption, execution or delivery of that certain agreement and plan of merger, dated as of July 8, 2006 (the “Merger Agreement”), by and among the Company, Wedge Acquisition Corp., an Illinois corporation, and Peoples Energy, pursuant to which Wedge Acquisition Corp. will be merged with and into Peoples Energy, with Peoples Energy as the surviving corporation (the “Merger”); or (2) the consummation of the Merger, the Share Issuance (as defined in the Merger Agreement) or any other Transactions (as defined in the Merger Agreement) contemplated by the Merger Agreement.”

        2.     Paragraph (c) of Section 1 of the Rights Agreement is amended by adding the following thereto:

        “Any provision of paragraph (c) of Section 1 to the contrary notwithstanding, Peoples Energy shall not constitute a “beneficial owner” of Common Shares solely as a result of: (1) approving, adopting, executing or delivering the Merger Agreement or (2) consummating the Merger, the Share Issuance or any other Transactions contemplated by the Merger Agreement.”

        3.     Paragraph (a) of Section 3 of the Rights Agreement is amended by adding the following sentence to the end thereof:

        “Notwithstanding anything to the contrary in this Agreement, provided that there has been no material change in the ownership of the common stock of Peoples Energy from the date of execution of the Merger Agreement to the Effective Time (as defined in the Merger Agreement), a “Distribution Date” shall not occur solely by reason of: (1) approving, adopting, executing or delivering the Merger Agreement or (2) consummating the Merger, the Share Issuance or any other Transactions contemplated by the Merger Agreement.”

        4.     Paragraph (a) of Section 7 of the Rights Agreement is amended by deleting the word “and” immediately preceding clause (iii) thereof, by deleting the period at the end thereof, inserting the word “and” immediately following the end of clause (iii) thereof, and by adding to paragraph (a) of Section 7 the following clause (iv):

        “(iv)        the consummation of the Merger contemplated by the Merger Agreement.”

        5.     All capitalized terms used herein which are not otherwise defined shall have the respective meanings ascribed thereto in the Rights Agreement.

        6.     Except as modified by this Second Amendment to Rights Agreement, the Rights Agreement is confirmed and ratified and shall remain in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have caused this Amendment to Rights Agreement to be duly executed and attested, all as of the day and year first above written.

WPS RESOURCES CORPORATION
Attest:
By: /s/ Mark Van De Laarschot	By: /s/ Barth J. Wolf
Title: Manager Corporate Secretary	Title: Secretary and Manager - Legal Services
AMERICAN STOCK TRANSFER & TRUST COMPANY
Attest:
By: /s/ Gail Domenech	By: /s/ Yehuda L. Neuberger
Title: Manager	Title: Senior Vice President